EXHIBIT 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT (this “Amendment”), dated as of October 15, 2009, to the Credit Agreement, dated as of February 28, 2008, as amended by that certain First Amendment to Credit Agreement dated as of May 29, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  SOLUTIA INC., a Delaware corporation (the “U.S. Borrower”); SOLUTIA EUROPE SPRL/BVBA, a private limited liability company incorporated under Belgian law with registered office Chaussée de Boondael 6, 1050 Bruxelles, registered with the Crossroads Bank for Enterprises under number 0460.474.440, Commercial Court of Brussels (formerly known as Solutia Europe SA/NV, a limited liability company) (“Solutia Europe”); FLEXSYS SA/NV, a limited liability company incorporated under Belgian law (“société anonyme” / “naamloze vennootschap”), having its registered office at Boondaalsesteenweg 6, 1050 Brussels, Belgium and registered with the Crossroads Bank for Enterprises under number 454.045.419, Commercial Court of Brussels (“Flexsys” and together with Solutia Europe, the “European Borrowers”, and each, a “European Borrower”; the European Borrowers, together with the U.S. Borrower, are the “Borrowers” and each, a “Borrower”); each of the Lenders; CITIBANK, N.A., as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (together with its successors in such capacity, the “Collateral Agent”) and as Issuer (the “Issuer”); CITIBANK INTERNATIONAL PLC, as collateral agent for the European Secured Parties, and the other parties party thereto.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

A.           Borrowers, the Administrative Agent, the Lenders and other parties thereto are party to the Credit Agreement.

B.           Borrowers have requested that certain amendments be made to the Credit Agreement as set forth herein.

C.           The Lenders signatory to an acknowledgement and consent in the form attached hereto as Annex A (a “Lender Consent Letter”) and the Administrative Agent have consented to this Amendment on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement.  As of the Second Amendment Effective Date (as defined below) and subject to the satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement shall be amended as set forth below:

(a) Amendments to Section 1.01 – Defined Terms.  Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions to Section 1.01, which shall be inserted in the proper alphabetical order.

“FAS 5” means the Statement of Financial Accounting Standards No. 5 of The Financial Accounting Standards Board.

“Permitted Loan Purchase” has the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the date hereof (after giving effect to the first amendment thereto).

“Permitted Other Debt” shall mean senior secured or unsecured notes or loans (which in either case, if secured, are secured by a Lien ranking junior to the Lien securing the Term Loan Obligations with respect to such Collateral), in either case issued by a U.S. Loan Party, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligations prior to, at the time of incurrence, the Scheduled Termination Date (other than customary offers to repurchase or mandatory prepayment provisions, as applicable, upon a change of control, asset sale, debt issuance, sale of the company, excess cash flow or casualty or condemnation event and customary acceleration rights after an event of default and scheduled amortization payments not in excess of 1% of the original principal amount of any such notes or loans constituting Permitted Other Debt during any Fiscal Year), (b) the covenants, events of default and other terms of which (other than interest, fees, discount and other pricing and economic provisions and redemption or prepayment provisions and call protection and prepayment premiums), taken as a whole, are not more restrictive to the U.S. Borrower and its Restricted Subsidiaries than the Term Loan Documents, (c) no Subsidiary of the U.S. Borrower (other than a Subsidiary Guarantor that is a Domestic Subsidiary of the U.S. Borrower) is an obligor with respect thereto, (d) if secured, are not secured by any assets other than the Collateral and (e) the U.S. Borrower shall deliver a certificate of an Authorized Officer of the U.S. Borrower to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.

“Permitted Other Debt Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage) issued or executed and delivered with respect to any Permitted Other Debt by any Loan Party.

“Permitted Other Debt Obligations” shall mean, if any Permitted Other Debt is issued, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Permitted Other Debt Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees and interest (including interest accruing after the maturity of such Permitted Other Debt and interest accruing (or that would accrue but for the commencement of any bankruptcy, insolvency, reorganization or like proceeding) after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding). Without limiting the generality of the foregoing, the Permitted Other Debt Obligations of the applicable Loan Parties under the Permitted Other Debt Documents include the obligation (including guarantee obligations) to pay principal, interest, fees, premiums, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any such Loan Party under any Permitted Other Debt Document.

“Qualified Unrestricted Subsidiary” means any Unrestricted Subsidiary designated as a “Qualified Unrestricted Subsidiary” pursuant to a certificate of an Authorized Officer of the U.S. Borrower delivered to the Administrative Agent and otherwise in compliance with Section 5.18; provided that there shall be no more than one Qualified Unrestricted Subsidiary.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of October 15, 2009.

“Second Amendment Effective Date” means October 15, 2009.

“Senior Notes” means the senior notes to be issued by the U.S. Borrower on or around the Second Amendment Effective Date, which such notes shall comply with the definition of Permitted Other Debt (other than clause (b) of that definition, unless such notes are secured).

“Senior Notes Documents” means (i) an indenture, dated on or around the Second Amendment Effective Date, among the U.S. Borrower, certain Domestic Subsidiaries of the U.S. Borrower and the trustee named therein, and (ii) each other document and instrument executed in respect thereto, which provisions of such indenture, documents and instruments shall comply with the definition of Permitted Other Debt (other than clause (b) of that definition, unless the notes issued thereunder are secured).

“Senior Notes Secured Parties” shall mean (i) the holders from time to time of secured Senior Notes, (ii) the holders from time to time of any secured Indebtedness permitted pursuant to Section 6.01(xxiv)(y) and (iii) any representative on behalf of any such holders.

 “Specified Businesses” means the businesses described on Schedule 1.01(n).

“Term Loan Obligations” means the “Obligations” under and as defined in the Term Loan Credit Agreement.

“Transferred Liability” means, in connection with any sale, transfer or other disposition of assets by the U.S. Borrower or its Restricted Subsidiaries, any liability (i) that would be recorded on a balance sheet of the U.S. Borrower or its Restricted Subsidiaries in accordance with GAAP or identified under FAS 5, (ii) that is related to the assets sold, transferred or otherwise disposed of by the U.S. Borrower or its Restricted Subsidiaries, (iii) that is (x) expressly assumed by the purchaser or transferee of such assets or (y) expunged by the holder of such liability, and (iv) with respect to which the U.S. Borrower and its Restricted Subsidiaries are fully and unconditionally released upon consummation of such sale, transfer or other disposition.

(b) The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by:

(i) inserting the phrase “, but including any gains or income associated with cancellation or extinguishment of Term Loans (including any gains, income or loss from Permitted Loan Purchases)” immediately following the phrase “(y) the amount attributable to minority interests” set forth in the parenthetical located in clause (i) following the reference to “minus” contained therein; and

(ii) inserting the following at the end of such definition:

“For the avoidance of doubt, Consolidated EBITDA shall not be increased or decreased as a result of any gains or income or losses associated with cancellation or extinguishment of Term Loans (including any gains, income or loss from Permitted Loan Purchases).”

(c) The definition of “Consolidated Interest Expense” in Section 1.01 of the Credit Agreement is hereby amended by adding the words “, issuance of Equity Interests or Equity Rights” after the words “Permitted Acquisitions” in the last paragraph thereof.

(d) The definition of “Eligible European Inventory” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “Permitted Restructuring” with the words “a transaction between Solutia Europe and Flexsys of the type described in Section 6.03(v)” where such words appear therein.

(e)  The definition of “European Borrowing Base” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “Permitted Restructuring” with the words “a transaction between Solutia Europe and Flexsys of the type described in Section 6.03(v)” in each place that such words appear therein.

(f) The definition of “Letter of Credit Sublimit” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “$175.0 million” with the words “$125.0 million”.

(g) The definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended by amending clause (f) by adding the following words at the beginning thereof:

“in the case of any acquisition or series of related acquisitions where the Acquisition Consideration is greater than $10.0 million in the aggregate,”

(h) The definition of “Permitted Guarantor Factoring Transactions” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “$15.0 million” with the words “$30.0 million”.

(i) The definition of “Pro Forma Basis” in Section 1.01 of the Credit Agreement is hereby amended by:

(i)           adding the following words immediately after the words “Asset Sale” the first time they appear in clause (ii):  “or designation of a Subsidiary as an Unrestricted Subsidiary (or of an Unrestricted Subsidiary as a Restricted Subsidiary) pursuant to Section 5.18”;

(ii)           adding the following parenthetical immediately after the word “Investment” where the term Investment appears in clause (ii)(a)(i): “(including an Investment resulting from an Unrestricted Subsidiary being designated as a Restricted Subsidiary pursuant to Section 5.18)”; and

(iii)           adding the following words immediately after the words “Restricted Subsidiaries” in clause (ii)(a)(ii): “, or in the case of the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.18.”

(j) Amendment to Section 2.05 – Reduction and Termination of Revolving Credit Commitment.  Section 2.05 of the Credit Agreement is hereby amended by deleting the second proviso at the end thereof and substituting the following new provisos therefore:

“provided further that in connection with any such reduction, the U.S. Borrower may specify (i) a reduction of the European Sublimit by an amount determined by it, and (ii) a reduction in the unused portions of the Eurocurrency Sublimits of the Eurocurrency

Lenders in an amount equal to the percentage by which the European Sublimit is reduced, such reductions to be effective contemporaneously with the reduction of the Revolving Credit Commitment; and provided finally, that in no event shall the European Sublimit exceed an amount equal to 50% of the aggregate Revolving Credit Commitments.”

(k) Amendment to Section 6.01 – Indebtedness.

(i) Clause (xii) of Section 6.01 of the Credit Agreement is hereby amended in its entirety as follows:

“(xii)                      Indebtedness of any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary, and Guarantees by any Non-U.S. Restricted Subsidiary that is a Non-Guarantor Restricted Subsidiary in respect of such Indebtedness; provided that (A) no Default shall have occurred and be continuing or would immediately result therefrom and (B) the aggregate principal amount of all such Indebtedness shall not exceed an aggregate of $75.0 million at any one time outstanding;”

(ii) Clause (xiv) of Section 6.01 of the Credit Agreement is hereby amended in its entirety with the following:

“(xiv)                      Indebtedness of the Loan Parties (other than the Senior Notes), that is either (x) Indebtedness in an aggregate principal amount not to exceed $300.0 million at any one time outstanding secured by a Lien ranking junior to the Liens securing the Obligations and the Term Loan Obligations or (y) unsecured Indebtedness; provided that in each case (A) such Indebtedness will not mature prior to the date that is one year following the Scheduled Termination Date, (B) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, mandatory prepayment or sinking fund obligations prior to the date that is one year following the Scheduled Termination Date (other than customary offers to repurchase or mandatory prepayment provisions, as applicable, upon a change of control, asset sale, debt issuance, sale of the company, excess cash flow or casualty or condemnation event and customary acceleration rights after an event of default and scheduled amortization payments not in excess of 1% of the original principal amount of any such Indebtedness during any Fiscal Year), (C) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Net Interest Expense Coverage Ratio shall be not less than 2.0:1.0 as of the most recent Test Period (assuming that such incurrence of Indebtedness, and each other incurrence of Indebtedness under this Section 6.01 consummated since the first day of such Test Period, and the application of the proceeds thereof, had occurred on the first day of such Test Period) and the Borrowers shall have delivered to the Administrative Agent a certificate of a Financial Officer of the U.S. Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto), (D) no Default shall have occurred and be continuing or would immediately result therefrom, (E) immediately after giving effect thereto, the U.S. Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), and the application of the proceeds thereof, with the covenant set forth in Section 6.12 (tested as if a Liquidity Event Period (Fixed Charge Coverage Ratio) was continuing) recomputed as at the date of such Test Period as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period and (F) except in the case of Guarantees by Excluded Non-U.S. Restricted Subsidiaries of such Indebtedness of Non-U.S. Restricted Subsidiaries, no Restricted Subsidiary shall Guarantee any such Indebtedness unless such Restricted Subsidiary is also a Subsidiary Guarantor under this Agreement and the other Loan Documents; provided further that in the case of Indebtedness that is secured pursuant to clause (x) above, (1) the covenants, events of default and other terms of such Indebtedness (other than interest, fees, discount and other pricing and economic provisions and redemption or prepayment provisions and call protection and prepayment premiums), taken as a whole, shall not be more restrictive to the U.S. Borrower and its Restricted Subsidiaries than those in the Term Loan Documents, (2) no Subsidiary of the U.S. Borrower (other than a Loan Party) shall be an obligor in respect of such Indebtedness, (3) such Indebtedness shall not be secured by any assets other than the Collateral of the U.S. Loan Parties of the U.S. Loan Parties, and (4) not less than five Business Days prior to the incurrence of such Indebtedness, the U.S. Borrower shall have delivered a certificate of an Authorized Officer of the U.S. Borrower to the Administrative Agent, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;”

(iii) Section 6.01 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (xxii) thereof, replacing the period at the end of clause (xxiii) with a semicolon and inserting the following new clauses (xxiv) and (xxv):

“(xxiv)                      Indebtedness of the U.S. Borrower and the U.S. Loan Parties in respect of (x) the Senior Notes, to the extent that the net cash proceeds therefrom are applied to the prepayment of the Term Loans (provided, however, that the Borrower shall not be required to apply more than an aggregate amount equal to the greater of (i) $200.0 million and (ii) the amount which is $100.0 million less than the aggregate original principal amount of the Senior Notes); provided that (A) no Default shall have occurred and be continuing or would immediately result therefrom, and (B) immediately after giving effect thereto, the U.S. Borrower and its Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period), and the application of the proceeds thereof, with the covenant set forth in Section 6.12 (tested as if a Liquidity Event Period (Fixed Charge Coverage Ratio) was continuing) recomputed as at the date of such Test Period, as if all such Indebtedness was incurred on the first day of the immediately preceding Test Period, and (y) any Permitted Refinancing of such Senior Notes specified in subclause (x) above; provided that such Indebtedness pursuant to this Section 6.01(xxiv) otherwise complies with the definition of Permitted Other Debt (other than clause (b) of that definition, unless such Senior Notes are secured); and

(xxv) intercompany notes evidencing obligations relating to Investments made pursuant to Section 6.04(xxii) or asset transfers made pursuant to Section 6.05(xix); provided that (A) such intercompany notes are pledged pursuant to the Pledge Agreement in accordance with Section 5.11 and (B) the obligations of any obligor evidenced by such intercompany notes shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.”

(l) Amendment to Section 6.02 – Liens.

(i) Clause (xvi) of Section 6.02 of the Credit Agreement is hereby amended by deleting the words “in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries”.

(ii) Clause (xviii) of Section 6.02 of the Credit Agreement is amended in its entirety with the following:

“(xviii)                      (x) Liens securing the “Obligations” (as defined in the agreement referenced in clause (i) of the definition of “Term Loan Credit Agreement”) and (y) Liens securing the “Obligations” or comparable term in any agreement referenced in clause (ii) of the definition of “Term Loan Credit Agreement”); provided that (A) the applicable secured parties (or a representative thereof on behalf of such holders) shall be parties to the Intercreditor Agreement.”

(iii) Section 6.02 of the Credit Agreement is hereby further amended by deleting the word “and” at the end of clause (xxix) thereof and inserting the following new clauses (xxxi), (xxxii) and (xxxiii):

“(xxxi)                      Liens securing Indebtedness permitted to be incurred under clause (x) of Section 6.01(xiv); provided that the applicable secured parties with respect to such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations and the Term Loan Obligations, and which shall also provide, among other provisions to be determined by the U.S. Borrower, the Administrative Agent, the Collateral Agent and such secured parties (or a representative thereof on behalf of such holders), terms substantially similar to those set forth on Exhibit T to this Agreement (with any changes thereto being reasonably acceptable to the Administrative Agent and the Collateral Agent). Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to (i) negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement (or amendment to the Intercreditor Agreement) contemplated by this Section 6.02(xxxi) and (ii) amend any Security Documents to the extent necessary or advisable in connection therewith;

(xxxii) Liens securing Indebtedness permitted to be incurred under Section 6.01(xxiv); provided that the Senior Notes Secured Parties (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations and the Term Loan Obligations, and which shall also provide, among other provisions to be determined by the U.S. Borrower, the Administrative Agent, the Collateral Agent and the Senior Notes Secured Parties (or a representative thereof on behalf of such holders), terms substantially similar to those set forth on Exhibit T to this Agreement (with any changes thereto being reasonably acceptable to the Administrative Agent and the Collateral Agent). Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to (i) negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement (or amendment to the Intercreditor Agreement) contemplated by this Section 6.02(xxxii) and (ii) amend any Security Documents to the extent necessary or advisable in connection therewith; and

(xxxiii)  Liens securing intercompany notes pledged to the Collateral Agent pursuant to the Pledge Agreement and issued by Restricted Subsidiaries of the U.S. Borrower that are not Loan Parties in connection with an Investment made pursuant to Section 6.04(xxii) or an asset transfer made pursuant to Section 6.05(xix);”

(m) Amendment to Section 6.03 – Fundamental Changes; Line of Business.

(i) Clause (a) of Section 6.03 of the Credit Agreement is hereby amended in its entirety with the following:

“(a)           No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary (other than any European Loan Party) may merge into, consolidate or liquidate into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, and, in the case of a liquidation, all assets of such Wholly Owned Subsidiary are distributed to the U.S. Borrower, (ii) any Subsidiary of the U.S. Borrower (other than any European Loan Party) may merge with or into, liquidate into or consolidate with any Restricted Subsidiary in a transaction in which the surviving or resulting entity is a Restricted Subsidiary (provided that if any party to such merger, liquidation or consolidation is a Subsidiary Guarantor, the surviving or resulting entity shall be a Subsidiary Guarantor that is a Wholly Owned Subsidiary of the U.S. Borrower), (iii) any Subsidiary Guarantor which is a European Loan Party may merge with or into or liquidate into or consolidate with any European Borrower in a transaction in which the surviving or resulting entity is a European Borrower, and, in the case of a liquidation, all assets of such Subsidiary Guarantor are distributed to such European Borrower, (iv) Permitted Acquisitions as permitted by Section 6.04(vii) may be consummated and (v) Flexsys may merge into Solutia Europe in connection with the Permitted Restructuring so long as Solutia Europe is the surviving entity (or consummate such other business combination with Solutia Europe, liquidation or transfer of assets to Solutia Europe as may be consented to by Administrative Agent) and all Liens granted to the European Collateral Agent by Solutia Europe and on the property of Flexsys acquired by Solutia Europe continue to be fully perfected to the satisfaction of the European Collateral Agent or the assets of Solutia Europe or Flexsys or both shall be excluded from the European Borrowing Base (as determined by the Administrative Agent); provided that in connection with each of the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent or the European Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to such Collateral Agent or European Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.15, in each case, on the terms set forth therein and to the extent applicable.”

(ii) Clause (c) of Section 6.03 of the Credit Agreement is hereby amended by adding the following prior to the period thereof:

“and; provided, further, that for the avoidance of doubt, businesses related to the manufacturing, sale or distribution of high performance chemical based products and materials is permitted under this clause (c)”.

(n) Amendment to Section 6.04 – Investments.

(i) Clause (ii) of Section 6.04 of the Credit Agreement is hereby amended by adding the following at the end thereof:

“provided that to the extent any loan described on Schedule 6.04 that is owing by a Subsidiary not a Loan Party to a Loan Party (the “Scheduled Loans”) (or any additional Investments made by Loan Parties pursuant to this proviso) has been repaid, then additional Investments may be made by Loan Parties in any Restricted Subsidiaries that are not Loan Parties in an aggregate amount up to the amount actually received by Loan Parties as payment in respect of such Investments; provided further that in no event will the aggregate amount of Scheduled Loans and additional Investments made by Loan Parties in Subsidiaries that are not Loan Parties pursuant to the first proviso of this clause (ii) exceed the aggregate original principal amount of the Scheduled Loans on the Effective Date.”

(ii) Clause (iii)(C) of Section 6.04 of the Credit Agreement is hereby amended by replacing the words “$100.0 million” with the words “$125.0 million”.

(iii) Clause (viii) of Section 6.04 of the Credit Agreement is hereby amended to read in its entirety as follows:

“(A) Investments in Joint Ventures constituting or consisting of a contribution of or other transfer or distribution of the assets (other than cash, except that a de minimus cash amount directly related to such assets may be contributed, transferred or otherwise distributed) or capital stock of the Specified Businesses and (B) Investments in Joint Ventures not described in clause (A) in an aggregate amount made under this clause (B) not to exceed $50.0 million at any one time outstanding;”

(iv) Clause (xv) of Section 6.04 of the Credit Agreement is hereby amended by adding the words “any non-cash portion or” prior to the words “any deferred portion”.

(v) Section 6.04 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (xix) thereof, adding the word “and” at the end of clause (xx) and inserting the following new clauses (xxi) and (xxii):

“(xxi)                      intercompany receivables created by any distribution or other transfer by a Subsidiary to a U.S. Loan Party of an intercompany receivable issued by a Subsidiary that is not a U.S. Loan Party; provided that any Loan Party shall pledge any note evidencing any such receivable that it receives as a result of such distribution or other transfer; provided further, that no Loan Party shall transfer, or otherwise make any payment or other Investment of, cash or cash equivalents in exchange for the receipt of such intercompany receivables; and

(xxii)                      any transfer of assets pursuant to Section 6.05(xix) in the form of an Investment.”

(vi) The last paragraph of Section 6.04 of the Credit Agreement is hereby amended in its entirety as follows:

“The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.04 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property (net of any Transferred Liability) loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (without adjustment for subsequent increases or decreases in the value of such Investment) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment).  The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment.”

(o) Amendment to Section 6.05 – Asset Sales.

(i) Clause (v) of Section 6.05 of the Credit Agreement is hereby amended by adding the words “, transfer of assets” after the word “liquidations”.

(ii) Clause (viii) of Section 6.05 of the Credit Agreement is hereby amended by (x) adding the word “other” at the beginning thereof, (y) deleting the words “not otherwise permitted under this Section” and (z) amending clause (B) of the proviso to read in its entirety as follows:

“(B) the aggregate fair market value of all assets (net of any Transferred Liability) sold, transferred or otherwise disposed of in reliance upon this Section 6.05(viii) from the Second Amendment Effective Date through the date of such sale, transfer or other disposition do not exceed the Asset Sale Cap (for the avoidance of doubt, any subsequent decrease in the Asset Sale Cap shall not constitute a Default or an Event of Default with respect to sales, transfers and dispositions previously made as permitted by this Section 6.05(viii)),”.

(iii) Section 6.05 of the Credit Agreement hereby amended by deleting the word “and” at the end of clause (xvi), and inserting the following new clauses (xviii) and (xix):

“(xviii)                      any transfer or disposition of the assets or capital stock of the Specified Businesses (any which disposition may be made as part of a larger Asset Sale transaction, the remainder of which Asset Sale transaction is permitted under the provisions of one or more other baskets in this Section 6.05); and

(xix)           any transfer of assets by any Loan Party to a Restricted Subsidiary that is not a U.S. Loan Party and any intercompany Indebtedness owing to a Loan Party resulting therefrom; provided that (x) the aggregate amount of such assets shall not exceed (A) in the case of transfers of assets acquired after the Second Amendment Effective Date by any Loan Party in a Permitted Acquisition in compliance with Section 6.04(vii) and any intercompany Indebtedness owing to a Loan Party resulting therefrom, $200.0 million, and (B) in the case of all other transfer of assets under this Section 6.05 (xix), $50.0 million, (y) for each such transfer, the conditions set forth on Schedule 6.05(xix) have been satisfied, and (z) any such transfer shall be made in exchange for an intercompany note which shall be pledged pursuant to the Pledge Agreement or a Non-U.S. Pledge Agreement in accordance with Section 5.11.”

(iv) The proviso at the end of Section 6.05 of the Credit Agreement is hereby amended in its entirety with the following:

“provided that all sales, transfers, leases and other dispositions permitted hereby shall be made (a) for fair value and (b) other than in the case of sales, transfers, leases and other dispositions permitted by Sections 6.05(ii), 6.05(v), 6.05(vii), 6.05(ix), 6.05(xv), 6.05(xvii) and 6.05(xix)) for consideration (which for purposes of this proviso, shall not be deemed to include any Transferred Liability (other than any liability owed or owing to the purchaser or transferee of the assets sold, transferred or otherwise disposed of or to any affiliates of such purchaser or transferee)) consisting of at least 75% cash and Cash Equivalents.”

(p) Amendment to Section 6.07 – Restricted Payments. Clause (ii) of Section 6.07 of the Credit Agreement is hereby amended by adding the words “, Equity Rights” prior to the words “or other Equity Interests”.

(q) Amendment to Section 6.08 – Transactions with Affiliates.

(i) The introductory paragraph of Section 6.08 of the Credit Agreement is hereby amended by deleting the words “are in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries” and replacing them with the words “ are in accordance with the reasonable requirements of the business of the U.S. Borrower and its Restricted Subsidiaries (as determined by the U.S. Borrower in its reasonable business judgment)”; and

(ii) Section 6.08 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (iii) thereof, replacing the period at the end of clause (iv) with “; and” and inserting the following new clause (v):

“(v) Investments in Qualified Unrestricted Subsidiaries permitted by Section 6.04 and made in connection with a Permitted Loan Purchase.”

(r) Amendment to Section 6.09 – Restrictive Agreements.

(i) Clause (i) of Section 6.09 of the Credit Agreement is hereby amended in its entirety as follows:

“(i)           conditions or restrictions imposed by law, any Loan Document, any Term Loan Document, or any Permitted Other Debt Documents (or Permitted Refinancings of Permitted Other Debt Documents) so long as, in the case of any document evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(xiv) or such Permitted Refinancing, the conditions or restrictions imposed pursuant to such Permitted Refinancing are no more restrictive, taken as a whole, than those conditions or restrictions contained in the Term Loan Documents;”

(ii) Section 6.09 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (vii), replacing the period at the end of clause (viii) with “; and” and inserting the following new clause (ix):

“(ix)           any agreement with respect to Indebtedness permitted under Section 6.01(xi), but only if such restrictions were not created in contemplation of such Permitted Acquisition and the restrictions only apply to the Person or assets being acquired.”

(s) Amendments or Waivers of Certain Documents; Payments of Certain Indebtedness. Clause (c) of Section 6.10 of the Credit Agreement is hereby amended in its entirety as follows:

“(c)           No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries or its Qualified Unrestricted Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or redemption, or voluntary or optional acquisition for value of, any Indebtedness under the Term Loan Documents, any Indebtedness incurred pursuant to Section 6.01(xiv) or any Indebtedness incurred pursuant to Section 6.01(xxiv) that, in each case, is secured by Liens on Collateral ranking junior to the Liens securing the Obligations, other than pursuant to any refinancings thereof to the extent permitted by this Agreement and the Intercreditor Agreement (or any relevant intercreditor agreement) (including any repayment of the Term Loans with the proceeds of the Senior Notes) unless (i) immediately after giving effect to such payment, redemption or acquisition for value, the Borrowers and their Restricted Subsidiaries have Excess Availability, on a Pro Forma Basis after giving effect to such payment, redemption or acquisition for value, of at least $75.0 million and (ii) no Default has occurred and is continuing or would result from such payment, redemption or acquisition for value.”

(t) Amendment to Section 9.15 – Jurisdiction:  Consent to Service of Process.  Clause (a) of Section 9.15 of the Credit Agreement is hereby amended by replacing the word “nonexclusive” with “exclusive” and replace the words “may be heard and determined” with the words “shall be heard and determined exclusively”.

(u) Amendment to Article IX – Miscellaneous.  Article IX of the Credit Agreement is hereby amended by adding the following new Section 9.26 at the end thereof:

“SECTION 9.26                                Permitted Intercompany Transaction.  Notwithstanding any covenant, restriction or other provision contained in Section 6.01, 6.03, 6.04, 6.05, 6.07 and 6.08 and any provision of the Intercompany Note, (A) the transfer by Monchem International, Inc., directly or indirectly, of any of its Subsidiaries organized in Japan or Brazil (collectively, the “Transferred Assets”) to Solutia Europe SPRL/BVBA (“Solutia Europe”) in any transaction or a series of transactions, and the subsequent transfer by Solutia Europe of such Transferred Assets to Flexsys Holdings B.V. and (B) the transfer by Solutia Netherlands Holdings BV of Equity Interests in Solutia Performance Products Solutions Ltd. (Mauritius) to Solutia Europe in exchange for a promissory note, and the subsequent contribution by Solutia Europe of such shares in Solutia Performance Products Solutions Ltd. (Mauritius) to Solutia Greater China, shall be permitted under this Agreement and the Intercompany Note; provided that no Event of Default or Default then exists or would immediately arise therefrom; provided, further, that (i) the aggregate principal amount of such promissory note shall be an amount equal to the fair market value of the Equity Interests transferred in exchange for such promissory note and, in any event, shall not exceed $10,000,000, (ii) the interest rate of such promissory note shall not exceed 9.0% per annum, (iii) no principal payments or cash interest payments shall be required under the terms of such promissory note until no Lender shall have any Revolving Credit Commitment hereunder, no Letters of Credit remain outstanding and the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable), (iv) such promissory  note shall be unsecured and (v) such promissory note shall contain subordination provisions satisfactory to the Administrative Agent.

(v) Amendment to Exhibits.  The exhibits to the Credit Agreement are hereby amended by adding a new Exhibit T (Summary of Terms and Conditions of Junior Lien Intercreditor Agreement) attached hereto as Exhibit 1.

(w) Amendment to Schedules.

(i) The schedules to the Credit Agreement are hereby amended by adding a new Schedule 1.01(n) (Specified Businesses) attached hereto as Exhibit 2.

(ii) The schedules to the Credit Agreement are hereby amended by adding a new Schedule 6.05(xviii) (Non-Guarantor Restricted Subsidiary Investment Conditions) attached hereto as Exhibit 3.

2. Effectiveness of this Amendment.  This Amendment shall become effective on and as of the date (the “Second Amendment Effective Date”) on which all of the following conditions precedent have been satisfied:

(a) Amendment.  The Administrative Agent shall have received:

(i) this Amendment duly executed and delivered by each Borrower;

(ii) an officer’s certificate signed on behalf of the U.S. Borrower by a Financial Officer of the U.S. Borrower, certifying as of the date on which the Senior Notes price (the “Pricing Date”) that:  (A) the representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) with the same effect as if made on the Second Amendment Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) as of such earlier date) and (B) the representations and warranties of set forth in Section 3 herein are true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) on the Pricing Date;

(iii) executed Lender Consent Letters from the Requisite Lenders;

(iv) the attached Acknowledgement executed by each Borrower and each Subsidiary Guarantor; and

(v) from Kirkland & Ellis LLP, special counsel to the Loan Parties, a customary written opinion addressed to each Agent and the Lenders, dated the Second Amendment Effective Date, customary in form, scope and substance.

(b) Costs and Expenses.  The Administrative Agent shall have received:

(i) for the account of each Lender that executes and delivers a Lender Consent Letter to the Administrative Agent on or before 5:00 p.m., New York City time, on October 1,

2009, an amendment fee equal to 0.25% of the amount of such Lender’s Revolving Credit Commitment; and

(ii) all fees required to be paid, and all expenses required to be paid under Section 6 of this Amendment for which invoices have been presented (including the reasonable fees and expenses of legal counsel), in connection with this Amendment (or Borrowers shall have made arrangements for the payment thereof satisfactory to the Administrative Agent).

(c) Prepayment of Term Loan.  The Borrowers shall have prepaid, from the net cash proceeds of the Senior Notes, the Term Loans in an aggregate principal amount equal to the greater of (i) $200.0 million and (ii) the amount which is $100.0 million less than the aggregate original principal amount of the Senior Notes, in each case plus accrued interest thereon.

(d) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the execution, delivery or effectiveness of this Amendment.

3. Representations and Warranties.  Borrowers represent and warrant as follows:

(a) Authority.  Each Borrower and each Subsidiary Guarantor has the requisite corporate or other organizational power and authority to execute and deliver this Amendment and the attached Acknowledgement, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by such Person of this Amendment and Acknowledgement have been duly approved by all necessary corporate or other organizational action and no other corporate or other organizational proceedings are necessary to consummate such transactions.

(b) Enforceability.  This Amendment has been duly executed and delivered by each Borrower.  This Amendment and the Credit Agreement (as amended or modified hereby) are the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(c) No Conflict.  The execution, delivery and performance of this Amendment by Borrowers does not (i) contravene any applicable provision of any material applicable law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Person pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other material contractual obligation, in the case of either clause (i) and (ii) to which such Person is a party or by which it or any of its property or assets is bound, (iii) violate any provision of the Organizational Documents of such Person, except with respect to any conflict, breach or contravention or default referred to in clauses (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect or (iv) conflict with or violate any provision of the Credit Agreement, the Loan Documents, the Term Loan Credit Agreement or the Term Loan Documents.

(d) No Default.  No event has occurred and is continuing or will result from the execution and delivery of this Amendment that would constitute a Default or an Event of Default.

4. Applicable Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AMENDMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AMENDMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

6. Expenses; Indemnity.  Without limiting Borrowers’ obligations under Section 9.05(a) of the Credit Agreement, each Borrower hereby agrees to reimburse the Administrative Agent for reasonable and documented out-of-pocket expenses, including the reasonable fees and disbursements of counsel, incurred in connection with this Amendment.  The provisions of Section 9.05(b) of the Credit Agreement are hereby incorporated by reference herein as if fully set forth and in full force and effect as if written in full herein except that the term “Indemnitees” shall be deemed to expressly include this Amendment and the documents executed in connection with this Amendment.

7. Counterparts.

(a) This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Amendment.

(b) The execution and delivery of a Lender Consent Letter with respect to this Amendment by any Lender shall be binding upon each of its successors and assigns and binding in respect of its Revolving Credit Commitment and all of its Loans, including any Revolving Credit Commitments and Loans acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.

8. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to the Agents and the other Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Agent or any other Secured Party under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

9. Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

[signature pages follow]

SOLUTIA INC.
a Delaware corporation
By: /s/ James A. Tichenor
James A. Tichenor Assistant Treasurer

SOLUTIA EUROPE SPRL/BVBA,
as a European Borrower
By: /s/Kristel Deroover
Name: Kristel Deroover Title: Manager/Director

By: /s/Jan Derycke
Name: Jane Derycke
Title: Manager

FLEXSYS NV,
as a European Borrower
By: /s/Kristel Deroover
Name: Kristel Deroover Title:Administrator

By: /s/Jan Derycke
Name: Jane Derycke
Title: Director

CITIBANK, N.A.,
as Administrative Agent and Issuer
By: /s/ David Jaffe
Name: David Jaffe Title: Director/Vice President